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                                                                    EXHIBIT 10.1

          THIS AGREEMENT is entered into on this 9th day of September, 1996, by and between Occidental Petroleum Corporation, a Delaware corporation ("Oxy"), and Mr. David R. Martin ("Mr. Martin").

          WHEREAS, Mr. Martin has been employed as a full-time employee rendering services to Oxy and its affiliates pursuant to the terms and conditions of an Employment Agreement, dated January 1, 1996 (the "Employment Agreement"), and

          WHEREAS, Mr. Martin has notified Oxy that he desires to retire from his executive and board positions with Oxy and its affiliates, and the parties are each willing to terminate the Employment Agreement, while concurrently providing for the availability of Mr. Martin as a source of information with respect to the business affairs and operations of Oxy and its affiliates wherein he has knowledge,

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration had and received, the sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

          1. Mr. Martin's retirement from his executive and board positions with Oxy and its affiliates will be accepted, and the Employment Agreement shall hereby be terminated.

          2. Mr. Martin shall make himself available, as Oxy may from time to time request in writing, on reasonable notice, as a source of information to Oxy with respect to the business affairs and operations of Oxy and its affiliates wherein he has knowledge for a term (the "TERM") commencing on September 12, 1996 and ending on December 31, 2000. Mr. Martin shall make himself

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available for such services in Bakersfield and/or Los Angeles and at other places as Oxy may from time to time request.

          3. Mr. Martin shall not receive any bonus for the calendar year 1996, but shall receive a payment of 50% of his current annual base salary in full satisfaction of any incentive compensation claim. During the TERM and thereafter, Mr. Martin shall not be entitled to participate in any incentive compensation plan of Oxy and/or its affiliates. No vacation time is currently due, and none shall accrue during the TERM or thereafter. Mr. Martin may purchase his office furniture and personal office equipment at book value.

          4. During the TERM, Oxy shall compensate Mr. Martin (a) at his current annual base salary, which shall be payable in semi-monthly payments, for the three-year period commencing September 12, 1996 and ending September 12, 1999, and (b) at the annual rate of $20,000.00, which shall also be payable in semi-monthly payments, for the balance of the TERM (i.e., September 12, 1999 through December 31, 2000). Mr. Martin shall also be reimbursed for his actual and reasonable expenses incurred in the performance of any services hereunder at the written request of Oxy.

          5. While Mr. Martin is being compensated in accordance with the provisions of this Agreement, Mr. Martin shall not act in a disloyal manner inimical to Oxy or accept employment with, or act as a consultant for, or perform services for any person, firm or corporation engaged in any business competitive with Oxy without the prior written consent of Oxy.

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          6.  During the TERM:

              (a) Oxy shall continue Mr. Martin as a participant in all employee benefit (NOT incentive) plans and programs in which he currently participates, determined according to his annual remuneration hereunder except for life insurance which shall be determined according to his current remuneration, except for the following: the Oxy Short-Term Disability Plan, the Oxy Long-Term Disability Plan, and the Oxy Occupational Accidental Death and Dismemberment Plan; and

              (b) Mr. Martin shall continue to be eligible to exercise any outstanding stock options and stock grants previously awarded to him under Oxy's Stock Option and Purchase Plans as and when provided for under such plans and agreements. At the conclusion of the TERM, the period to exercise any remaining options and grants shall be governed by the provisions of such Plans.

          7. Mr. Martin shall not, without the prior written consent and approval of Oxy, divulge to any person, firm or corporation, nor use to the detriment of Oxy or any of its subsidiaries, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time during the TERM or thereafter:

              (a) any trade secrets or confidential information, including all graphic material, forms, documents, data and information developed, acquired, disclosed to, or used by Mr. Martin in the prior performance of his services for Oxy or its affiliates; or

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              (b)  any confidential information concerning inventions,
discoveries, improvements, methods, technology, business plans, environmental plans, procedures and practices, enterprises, exploration, mining or drilling information, manufacturing information, plant design, location or operation; or

              (c) any other confidential information affecting the business or operation of Oxy or its affiliates, obtained during the course of Mr. Martin's employment by Oxy or its affiliates.

          8. Mr. Martin agrees that, at the commencement of the TERM, he will deliver to Oxy (and will not keep or deliver to anyone else) any and all notes, notebooks, memoranda, documents and, in general, any and all material in his possession or control relating to the confidential business affairs of Oxy or its affiliates, except as the parties shall specifically agree in writing are to be retained by him, and that thereafter he will keep in strictest confidence (and will not deliver to anyone else) any and all notes, notebooks, memoranda, documents and, in general, any and all material in his possession or control relating to the confidential business affairs of Oxy or its affiliates.

          9. (a) Mr. Martin does hereby and forever release and discharge Oxy and the past and present parent, subsidiary and affiliated corporations of Oxy as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past and present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demand of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal

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agency or other governmental entity, whether statutory or common law, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Mr. Martin by Oxy, the separation of that employment and any dealings between the parties concerning Mr. Martin's employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder and the obligations of Oxy under the Indemnification Agreement, dated as of April 26, 1996, between Oxy and Mr. Martin (the "Indemnification Agreement") which shall remain in full force and effect. This release is intended to apply to any claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or any other form of discrimination, or any common law claims of any kind, including, but not limited to, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, bonuses or incentive compensation; provided however, that Mr. Martin represents that he is not aware of any workers compensation claims by him, and that this release does not apply to any of Mr. Martin's rights or claims, past, present or future, under any of Oxy's benefit plans in which he currently participates.

              (b) Mr. Martin specifically waives the benefits of the provisions of Section 1542 of the Civil Code of the State of California and any other analogous state or federal law or regulation. Said Section 1542 of the California Civil Code reads as follows:

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              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR
              DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          10. If Mr. Martin should become disabled, or if he should die, before the expiration of the TERM, all payments which were to be made to him hereunder shall be payable to him, or to his estate, as the case may be, when and as due hereunder, notwithstanding the cessation of his services hereunder.

          11. As of the effective date hereof, any other then existing employment agreement, oral or written, between Mr. Martin and Oxy shall be deemed to be terminated and of no further force or effect. Mr. Martin hereby resigns as a director of Oxy and Canadian Occidental Petroleum Ltd., as Executive Vice President of Oxy, as President and Chief Executive Officer of Occidental Oil and Gas Corporation and from each other office or directorship (if any) in which he serves Oxy or any of its subsidiary or affiliated companies.

          12. In the event Mr. Martin is a witness or a defendant in any legal proceeding as a result of his previous or future services to Oxy or parent, subsidiary and affiliated corporations of Oxy, or incurs legal expenses in connection therewith, Oxy agrees to indemnify and defend Mr. Martin in the same manner and subject to the same conditions as if Mr. Martin had remained an officer and employee of Oxy, and to provide Mr. Martin with mutually acceptable legal representation of his choice if same is reasonably necessary or appropriate under the circumstances, in each case to the extent authorized under Oxy's by-laws, Delaware law and the Indemnification Agreement.

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          13. In the event of any dispute arising out of this Agreement, Mr.
Martin's services to Oxy or its affiliates or any other matter between the parties, Mr. Martin and Oxy agree that any such dispute shall be decided exclusively by confidential neutral binding arbitration conducted in Los Angeles, California, in accordance with the then current rules of the American Arbitration Association. In the event the parties are unable to agree upon an arbitrator, they shall select from a list of seven arbitrators designated by the American Arbitration Association; four shall be retired judges of the Superior or Appellate Courts resident in Los Angeles, California, and three shall be members of the National Academy of Arbitrators resident within Los Angeles, California. This agreement to resolve any disputes by binding arbitration shall extend to claims against the parent of Oxy, any brother-sister company, subsidiary or affiliates of Oxy, any officers, directors, employees, or agents of Oxy and shall apply as well, to the full extent permitted by law, to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.

          14. The waiver given below is given only in exchange for consideration in addition to anything of value to which Mr. Martin is already entitled. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Mr. Martin acknowledges that this entire Agreement is written in a manner calculated to be understood by Mr. Martin, by reviewing this Agreement or drafts thereof he has been advised in writing to consult with an attorney before executing this Agreement and he was given a number of days within which to consider the Agreement. In addition to the release set forth in Paragraph 9(a) hereof, Mr. Martin hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

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          15. This Agreement cannot be modified except by a writing signed by both parties.

          16. This Agreement shall be binding upon Mr. Martin, his heirs, executors and assigns and upon Oxy, its successors and assigns.

          17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, except as otherwise expressly provided herein.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first hereinabove written.

Oxy:                          Occidental Petroleum Corporation


                              By     RICHARD W. HALLOCK
                                 ----------------------------------------------
                              Name:  Richard W. Hallock
                              Title: Executive Vice President



Mr. Martin:                   D. R. MARTIN
                              -------------------------------------------------
                              David R. Martin

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